Exhibit 10.3

AMENDED AND RESTATED

RETENTION BONUS AGREEMENT

THIS AMENDED AND RESTATED RETENTION BONUS AGREEMENT (“Agreement”) is made and entered into as of March 15, 2012, by and between ADVOCAT INC., a Delaware corporation (hereinafter, the “Company”), and L. GLYNN RIDDLE, JR. (“Riddle”) and amends and restates the Retention Bonus Agreement between the parties dated December 20, 2011 (the “Original Agreement”).

WHEREAS, Original Agreement term ends March 31, 2012;

WHEREAS, the Company has requested and Riddle has agreed that Riddle will remain as Chief Financial Officer past the term of the Original Agreement; and

WHEREAS, the parties have agreed to amend and restate the Original Agreement to extend the term and to make other changes as set forth herein.

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Retention. The Company hereby retains Riddle in the position of Chief Financial Officer and Riddle hereby accepts said retention by the Company on the terms and conditions specified herein.

2. Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated in accordance with the provisions set forth herein below, shall terminate upon the earlier of (i) the date the new Chief Financial Officer is hired by and begins working for the Company or (ii) December 31, 2012 (the “Retention Period”). Notwithstanding anything to the contrary in this Section 2, the provisions of Section 9 will survive the expiration or earlier termination of this Agreement.

3. Duties of Riddle. Riddle shall continue to perform the duties of CFO and those duties which are assigned to him by the Board of Directors or Chief Executive Officer of the Company through the Retention Period. Riddle agrees to devote his full time, attention and skill to his duties hereunder throughout the Retention Period and to be in a position to sign the certifications required to be filed with the Company’s SEC filings. In connection herewith, the Company agrees to ensure that Riddle remains connected and has access to all information of the Company required to enable Riddle to be in a position to sign such certifications. The parties acknowledge that Riddle may continue to actively seek a new job opportunity during the term of this Agreement.

4. Compensation.

(a) As compensation for the duties and services performed by Riddle, the Company will increase Riddle’s annual base salary as provided in the Employment Agreement to $300,000, subject to federal and state withholding allowances and in accordance with the Company’s standard payroll practices. Such base salary may be further increased from time to time in the ordinary course by the Board of Directors.

(b) In addition, the Company acknowledges that Riddle is performing his job for the benefit of the Company at a time when he has expressed a desire to resign. Thus, the Company agrees that, in addition to, and without limitation of, any other compensation contemplated hereby, but only if Riddle continues to be employed by the Company through March 31, 2012 and has executed and not revoked within the revocation period a valid release agreement in a form reasonably acceptable to the Company, upon termination of employment, the Company will pay Riddle a lump sum payment equal to 3/4ths of his annual base salary upon the effectiveness of the release. In all events this payment shall be made on or before March 15, 2013.

5. Options, SARs and Restricted Stock. As a further inducement for Riddle to remain through the Retention Period, one hundred percent (100%) of all unvested options, SOSARs, and restricted stock granted to Riddle under the Company’s 1994 Non-Qualified Stock Option Plan, 2005 Long Term Incentive Plan, or 2010 Long Term Incentive Plan or any other equity plan shall be deemed vested as of March 31, 2012, provided that Riddle continues to be employed by the Company through such date. The Company shall cause the options and SOSARs vested pursuant to this Section 5 to remain exercisable for nine months following the end of the Retention Period or such shorter period that does not constitute an extension under Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1). All Restricted Stock that vests prior to the end of the Retention Period and those shares that vest as a result of this Section 5 shall be promptly issued to Riddle upon vesting.

6. Restricted Stock Units. All of the restricted share units in the account of Riddle under the 2008 Stock Purchase Plan For Key Personnel (“2008 Stock Plan”), shall be deemed vested as of March 31, 2012, provided that Riddle continues to be employed by the Company through such date. The delivery to Riddle by the Company of unrestricted shares of common stock of the Company equal to the number of restricted shares units held by Riddle under the 2008 Stock Plan adjusted for dividends through the actual settlement date, rounded down to the nearest whole share, shall be made upon the settlement date provided in such restricted share unit agreement, subject to Section 10(c), below, and the Company will make a payment to Riddle in amount representing the value of any remaining fractional restricted share units held by Riddle using the value per share as determined under Section 2(p) of the 2008 Stock Plan. Any restricted stock units that are held by Riddle at the time of such termination of employment shall be settled in accordance with their terms.

7. Benefits. Riddle shall also be entitled to participate in all benefit plans and programs through the Retention Period that are available to Riddle as of the date of this Agreement, provided such are continued after the date hereof. If Riddle elects to continue COBRA benefits at the end of the Retention Period, each month for the first nine (9) months following the end of the Retention Period, the Company shall reimburse Riddle for the cost of group health and dental insurance premiums under COBRA, subject to any required withholding. In addition, should Riddle elect to continue any disability insurance or life insurance under the Company’s plans, the Company shall reimburse Riddle f or the first nine months of such continued coverage, for the cost of such disability insurance premiums, and life insurance premiums, subject to any required withholding. Note that the Company will not continue EIRP payments to Riddle following the end of the Retention Period.

8. Termination.

(a) The Company shall have the right at any time, by written notice to Riddle to terminate this Agreement for any reason. In the event that the Company shall terminate Riddle pursuant to this section, Riddle shall be entitled to the benefits as provided in Sections 4(b), 5, 6, and 7 of this Agreement and the end of the Retention Period shall be the date of such termination. Notwithstanding the above, it is the intent of the Company at all times to comply with the Americans With Disabilities Act, the Family and Medical Leave Act and any other applicable federal and state employment laws.

(b) Riddle shall have the right at any time, by written notice to the Company to terminate this Agreement for any reason. In the event that Riddle shall terminate his employment pursuant to this section, Riddle shall be entitled to the benefits as provided in Sections 4(b), 5, 6, and 7 of this Agreement and the end of the Retention Period shall be the date of such termination.

9. Confidential Information. In consideration of the covenants of the Company contained herein, Riddle agrees that the provisions of Section IX of the Employment Agreement will remain in full force and effect during and after the Retention Period and that for purposes of Section IX of the Employment Agreement Riddle will be deemed to have submitted his voluntary resignation at the end of the Retention Period. Provided Riddle maintains the confidentiality of Company information, the Company acknowledges that it will consent to Riddle’s employment as chief financial officer, or other financial position with a company operating in the nursing home industry.

10. Section 409A Compliance.

(a) This Agreement and any payments or benefits provided pursuant to the Employment Agreement shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code. Further, the parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended comply with Section 409A of the Code or to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

(b) If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Riddle’s employment shall be made unless and until Riddle incurs a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, (i) Riddle may not, directly or indirectly, designate the calendar year of payment; and (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Riddle, or any portion thereof, shall be permitted.

(c) Delayed Payments.

(i) Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Riddle is deemed on his termination date to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then the terms of this Subsection shall apply as required by Section 409A. Any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall be made on the date that is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Riddle or (z) the date of Riddle’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Riddle in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Riddle shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Riddle, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Riddle, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) Notwithstanding any other provision of the plans or programs constituting the benefits described herein, (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(e) Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment or benefit due hereunder which is contingent upon receipt of a release will be paid or begin to be paid within sixty (60) days following Riddle’s termination of employment (subject to Section 10(c), if applicable). Notwithstanding the foregoing, if such 60-day period begins in one taxable year of Riddle and ends in the subsequent taxable year of Riddle, the payments will be paid or begin to be paid in the subsequent taxable year (subject to Section 10(c), if applicable).

11. Assignments; Successors and Assigns. The rights and obligations of Riddle hereunder are not assignable or delegable and any prohibited assignment or delegation will be null and void. The Company may assign and delegate this Agreement to a successor in interest to the

Company’s business. Any such assignment shall expressly include the obligations herein and shall not relieve the Company of same. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

12. Governing Law/Arbitration. This Agreement shall be interpreted under, subject to and governed by the substantive laws of the State of Tennessee without giving effect to provisions thereof regarding conflict of laws, and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which will together constitute one and same instrument.

14. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

15. Exclusiveness. This Agreement and the Employment Agreement constitute the entire understanding and agreement between the parties with respect to the retention by the Company of Riddle and supersedes any and all other agreements, oral or written, between the parties. Except for the provisions of Section IX of the Employment Agreement, this Agreement supersedes and replaces the Employment Agreement. Section IX of the Employment Agreement continues in full force and effect.

16. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

17. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 1621 Galleria Boulevard, Brentwood, TN 37027, Attention: CEO, or at such other address as may have been furnished to Riddle by the Company in writing; or

(b) If to Riddle, at the address stated below, or such other address as may have been furnished to the Company by Riddle in writing.

18. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging in to or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertaking of the Company hereunder. No such consolidation, merger or transfer shall affect the rights of Riddle or the obligations of the Company hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

ADVOCAT INC.

By:	/s/ Kelly Gill
Title:	President & CEO

“RIDDLE”

/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.

Riddle’s Principal Address:

1203 Signature Court
Franklin, Tennessee 37064